Exhibit (a)(5)
CONSECO ANNOUNCES PRICING OF UP TO $293.0 MILLION OF
7.0% CONVERTIBLE SENIOR DEBENTURES DUE 2016
     CARMEL, Ind., Oct. 14 /PRNewswire-FirstCall/ — Conseco, Inc. (NYSE: CNO) announced today that it has entered into an agreement to sell up to $293.0 million aggregate principal amount of its 7.0% Convertible Senior Debentures due 2016 in a private offering that is exempt from the registration requirements of the Securities Act of 1933, as amended.
     Conseco has been advised that the initial purchaser in the private offering has offered to resell the new convertible debentures to a number of qualified institutional buyers. Conseco has been informed by the initial purchaser that Paulson & Co. Inc., on behalf of the several investment funds and accounts managed by it (“Paulson”), has entered into an agreement with the initial purchaser to purchase up to $200.0 million aggregate principal amount of the new convertible debentures.
     Interest on the convertible debentures will be payable semi-annually on June 30 and December 30 at a rate of 7.0% per year, and the convertible debentures will mature on December 30, 2016. The convertible debentures will not be convertible prior to June 30, 2013, except under limited circumstances. Commencing on June 30, 2013, the convertible debentures will be convertible into common stock at the option of the holder at any time, subject to certain exceptions, based on an initial conversion rate of 182.1494 shares of common stock per $1,000 principal amount of convertible debentures, which is equivalent to an initial conversion price of approximately $5.49 per share of common stock, which represents approximately a 10% premium to the closing sale price of the common stock on the New York Stock Exchange on October 13, 2009. In addition holders of the convertible debentures will under certain circumstances have the right to convert the convertible debentures at an increased conversion rate.
     Conseco will issue the convertible debentures in an aggregate principal amount equal to the sum of (1) the aggregate principal amount of Conseco’s existing 3.50% Convertible Debentures due September 30, 2035 tendered in the cash tender offer for such existing convertible debentures that it intends to commence in the near future for its existing convertible debentures (and any subsequent tender offers that expire on or prior to October 5, 2010), (2) the aggregate principal amount of existing convertible debentures that Conseco is required to repurchase on September 30, 2010, if any, and (3) the aggregate principal amount of existing convertible debentures that Conseco redeems on October 5, 2010, if any, in each case to finance the repurchase or redemption, as applicable, of the existing convertible debentures.
     Conseco expects the closing of the private convertible debenture offering, which is subject to satisfaction of certain conditions, to occur on one or more dates, with the earliest to occur at the time of settlement of the intended cash tender offer for its existing convertible debentures and the latest to occur on October 5, 2010, the date on which the Company may redeem any existing convertible debentures that remain outstanding. The net proceeds from the private convertible debenture offering will be used to fund a substantial portion of (1) the purchase price of the existing convertible debentures in the intended tender offer, (2) the repurchase price of any of Conseco’s existing convertible debentures on September 30, 2010 that Conseco is required by the holders thereof to repurchase, if any, and (3) the redemption price of any of Conseco’s existing convertible debentures on October 5, 2010, if any existing convertible debentures remain outstanding at that time and Conseco elects to redeem such existing convertible debentures.

     As previously announced, Conseco has entered into a stock and warrant purchase agreement with Paulson to sell to Paulson 16.4 million shares of common stock and warrants to purchase 5.0 million shares of common stock for an aggregate purchase price of $77.9 million. The closing of the common stock and warrant sale is subject to satisfaction of certain conditions and is expected to occur on the earliest closing date of the private offering of new convertible debentures.
     This press release does not constitute an offer to sell, or the solicitation of an offer to buy, any securities. The convertible debentures and common stock issuable upon conversion of the new convertible debentures have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The convertible debentures were offered for resale only to qualified institutional buyers in a manner exempt from the registration requirements of the Securities Act. In addition, the common stock and warrants being sold to Paulson have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.
     Details of the intended tender offer for Conseco’s existing convertible debentures will be provided in an offer to purchase and related documents, which will be filed with the Securities and Exchange Commission as exhibits to a Schedule TO. Holders of the existing convertible debentures are advised to read the Schedule TO and the exhibits thereto because they will contain important information. Holders of the existing convertible debentures may obtain copies of the documents Conseco files with the Securities and Exchange Commission, including the Schedule TO and related exhibits, free from the Securities and Exchange Commission’s website, which may be accessed at www.sec.gov, and the investor relations section of Conseco’s website, which may be accessed at http://investor.conseco.com.
About Conseco
     Conseco, Inc.’s insurance companies help protect working American families and seniors from financial adversity: Medicare supplement, long-term care, cancer, critical illness and accident policies protect people against major unplanned expenses; annuities and life insurance products help people plan for their financial futures.
Cautionary Statement Regarding Forward-Looking Statements
     The statements, trend analyses and other information contained in this press release and elsewhere (such as in filings by Conseco with the SEC, presentations by Conseco or its management or oral statements) relative to markets for Conseco’s products and trends in the Conseco’s operations or financial results, as well as other statements, contain forward-looking statements within the meaning of the federal securities laws and the Private Securities Litigation Reform Act of 1995. Forward-looking statements typically are identified by the use of terms such as “anticipate, ” “believe, ” “plan, ” “estimate, ” “expect, ” “project, ” “intend,” “may, ” “will, ” “would, ” “contemplate, ” “possible, ” “attempt, ” “seek, ” “should, ” “could, ” “goal, ” “target, ” “on track, ” “comfortable with,” “optimistic” and similar words, although some forward-looking statements are expressed differently. Statements that contain these words should be considered carefully because they describe the Conseco’s expectations, plans, strategies and goals and the Conseco’s beliefs concerning future business conditions, the Conseco’s results of operations, financial position, and the Conseco’s business outlook or they state other “forward-looking” information based on currently available information. The “Risk Factors” section of Conseco’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q provides examples of risks, uncertainties and events that could cause the Conseco’s actual results to differ materially from the expectations expressed in forward-looking statements.
     All written or oral forward-looking statements attributable to Conseco are expressly qualified in their entirety by the foregoing cautionary statement. The forward-looking statements speak only as of the date made. Conseco assumes no obligation to update or to publicly announce the results of any revisions to any of the forward-looking statements to reflect actual results, future events or developments, changes in assumptions or changes in other factors affecting the forward-looking statements.